                                                                      EXHIBIT 12

                      H. J. HEINZ COMPANY AND SUBSIDIARIES

               COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES

                                                 Nine Months
                                                    Ended                            Fiscal Years Ended
                                                 -----------   --------------------------------------------------------------
                                                                 May 2,       May 3,     April 28,    April 29,    April 30,
                                                 January 30,      2001         2000         1999         1998         1997
                                                    2002       (52 Weeks)   (53 Weeks)   (52 Weeks)   (52 Weeks)   (52 Weeks)
                                                 -----------   ----------   ----------   ----------   ----------   ----------
Fixed Charges:
  Interest expense*...........................   $  225,066    $  335,531   $  271,597   $  260,743   $  260,401   $  277,818
  Capitalized interest........................           --         8,396           --           --        1,542        2,688
  Interest component of rental expense........       18,964        28,096       32,274       29,926       30,828       27,382
                                                 ----------    ----------   ----------   ----------   ----------   ----------
    Total fixed charges.......................   $  244,030    $  372,023   $  303,871   $  290,669   $  292,771   $  307,888
                                                 ----------    ----------   ----------   ----------   ----------   ----------
Earnings:
  Income before income taxes..................   $  942,854    $  673,058   $1,463,676   $  835,131   $1,254,981   $  479,064
  Add: Interest expense*......................      225,066       335,531      271,597      260,743      260,401      277,818
  Add: Interest component of rental expense...       18,964        28,096       32,274       29,926       30,828       27,382
  Add: Amortization of capitalized interest...        1,128         2,129        2,799        3,050        3,525        3,454
                                                 ----------    ----------   ----------   ----------   ----------   ----------
    Earnings as adjusted......................   $1,188,012    $1,038,814   $1,770,346   $1,128,850   $1,549,735   $  787,718
                                                 ----------    ----------   ----------   ----------   ----------   ----------
  Ratio of earnings to fixed charges..........         4.87          2.79         5.83         3.88         5.29         2.56
                                                 ==========    ==========   ==========   ==========   ==========   ==========

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* Interest expense includes amortization of debt expense and any discount or premium relating to indebtedness.